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                                                                  EXECUTION COPY

                                                                      Exhibit 99

                            DEALER MANAGER AGREEMENT



                                                               February 28, 1995


Salomon Brothers Inc
Smith Barney Inc.
c/o Salomon Brothers Inc
Seven World Trade Center
New York, New York 10048

Dear Sirs:

                 Anacomp, Inc., an Indiana corporation (the "Company"), plans to make a tender offer (hereinafter called, together with any extensions, supplements and amendments thereof or thereto, the "Offer") to purchase up to $50 million fully accreted value of the Company's outstanding 15% Senior Subordinated Notes due 2000 (the "15% Subordinated Notes") on the terms and subject to the conditions to be set forth in an offer to purchase and amended and restated consent solicitation statement (the "Offer to Purchase"). Simultaneously with the Offer, the Company will solicit (the "Solicitation") the consents of the holders of the 15% Subordinated Notes to amend certain provisions of the Indenture dated as of October 24, 1990, as amended by a First Supplemental Indenture dated as of March 22, 1993 (the "Indenture"), between the Company and State Street Bank and Trust Company, a Massachusetts banking corporation, as Trustee. The Solicitation would permit, among other things, the Company to issue up to $225 million of senior secured notes, establish a revolving credit facility, apply certain of the net proceeds from such notes to retire certain outstanding indebtedness of the Company and to make the Offer (collectively, the "Refinancing").

                 The terms of the Offer shall require that tendered Notes be accompanied by the consents referred to above. The Offer and the Solicitation will be made on the terms and subject to the conditions set forth in the Offer to Purchase and the related consent and letter of transmittal (the "Consent and Letter of Transmittal").
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                 The following sets forth the agreement between the Company and you as Dealer Managers.

                 1. Appointment as Dealer Managers. (a) The Company hereby appoints you as Dealer Managers and authorizes you to act as such in connection with the Offer. As Dealer Managers, you agree, in accordance with your customary practice, to perform those services in connection with the Offer and the Solicitation as are customarily performed by investment banking concerns in connection with tender offers and consent solicitations of like nature, including, but not limited to, the solicitation of tenders and consents pursuant to the Offer and the Solicitation. The performance of such services by you hereunder shall commence upon the mailing of the Offer to Purchase, the Consent and Letter of Transmittal and related documents, including, without limitation, the letter from the Dealer Managers to Dealers (as defined below), banks, trust companies and other persons and the letter from Dealers, banks, trust companies and other persons to their customers (such letters collectively referred to as the "Cover Letters") to each holder of record of the 15% Subordinated Notes (the date of the commencement of such distribution being herein referred to as the "Commencement Date").

                 (b) The Company expressly acknowledges that all opinions and advice (written or oral) given by the Dealer Managers to the Company in connection with the Dealer Managers' engagement are intended solely for the benefit and use of the Company (including its management, directors and attorneys) in considering the transactions to which they relate and the Company agrees that no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to the Dealer Managers be made by the Company (or such persons), without the prior written consent of the Dealer Managers, which consent shall not be unreasonably withheld.

                 2. No liability for Acts of Dealers, Banks and Trust Companies. You shall have no liability (in tort, contract or otherwise) to the Company or any other person for any act or omission on the part of any broker or dealer in securities ("Dealer") (other than yourself) or any bank or trust company or any other person. In soliciting or obtaining tenders and consents, no Dealer, bank or trust company is to be deemed to be acting as your agent or the agent of the Company, and you, as Dealer Managers, are not





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to be deemed the agent of the Company, any Dealer, bank or trust company or any other person. The Company acknowledges and agrees that, in your capacity as Dealer Managers, you shall act as an independent contractor, and any of your duties arising out of your engagement pursuant to this Agreement shall be owed solely to the Company.

                 3. The Tender Offer and Consent Solicitation Material. The Company agrees to furnish you with as many copies as you may reasonably request of the Offer to Purchase, the Consent and Letter of Transmittal, the Cover Letters, any amendments or supplements thereto and any other offering documents or materials filed or to be filed on behalf of the Company in connection with the Offer or the Solicitation with any governmental or regulatory authorities, agencies or instrumentalities and any related materials, including, without limitation, the Registration Statement on Form S-3 (File No. 33-57391) and related Prospectus filed under the Securities Act of 1933 (the "Securities Act") and incorporated by reference in the Offer to Purchase (collectively, as amended or supplemented from time to time, the "Tender Offer and Consent Solicitation Material") to be used by the Company in connection with the Offer or the Solicitation.

                 The Company agrees that any Tender Offer and Consent Solicitation Material (whether preliminary or otherwise) shall be in form and substance reasonably satisfactory to you.

                 Prior to and during the period of the Offer and the Solicitation, the Company will inform you promptly after it receives notice or becomes aware of the happening of any event, or the discovery of any fact, which would require the making of any change in any Tender Offer and Consent Solicitation Material or would affect the truth or completeness of any representation or warranty contained in this Agreement. Any such change shall be promptly made to such Tender Offer and Consent Solicitation Material, subject to the foregoing paragraph.

                 4. Termination of Appointment. Either of the Dealer Manager's appointment hereunder may be terminated by either the Company or such Dealer Manager at any time, with or without cause, upon written advice to that effect to the other party, without any liability or penalty whatsoever for such termination and, in the case of either Dealer Manager, without loss of any right to indemnification or contribution





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provided in Section 12 or right to the payment of all fees and expenses payable hereunder which have accrued to the date of such termination. If either or both of you terminate your appointment as a Dealer Manager pursuant to the preceding sentence, the fees accrued and reimbursement for your expenses through the date of such termination shall be paid to you promptly after such date.

                 5. Compensation. The Company agrees to pay you as compensation for your services as Dealer Managers an aggregate fee of $150,000 payable upon completion of the Refinancing.

                 6. Reimbursement of Fees and Expenses. In addition to your compensation for your services as Dealer Managers, the Company agrees to pay, regardless of whether or not the Offer is commenced, the Company acquires any 15% Subordinated Notes pursuant to the Offer or receives any consents pursuant to the Solicitation or the Refinancing is completed, (i) all fees and expenses relating to the preparation, filing, printing, mailing and publishing of all Tender Offer and Consent Solicitation Material, (ii) all fees and expenses of the Depositary (as defined in Section 7), (iii) all advertising charges in connection with the Offer or the Solicitation, (iv) all customary mailing and handling fees and expenses of Dealers, banks and trust companies in forwarding the Tender Offer and Consent Solicitation Material to their customers and (v) all other fees and expenses in connection with the Offer or the Solicitation. The Company also agrees to promptly reimburse you, if any of the Offer, the Solicitation or the Refinancing is terminated or not otherwise completed, up to $500,000 for all reasonable fees and disbursements of your counsel and all your reasonable travel and other reasonable out-of-pocket expenses incurred in connection with or arising out of the Offer, the Solicitation or the Refinancing; provided, however, that if the Offer, the Solicitation or the Refinancing is so terminated or otherwise not completed because one of the Dealer Managers terminated without cause their appointment hereunder, then such amount shall not be payable to such Dealer Manager for such Dealer Manager's expenses, but shall be payable to the other Dealer Manager for such other Dealer Manager's expenses; provided, further, however, that such amount shall not be payable to either Dealer Manager if both the Dealer Managers shall so terminate without cause their appointment hereunder. In addition to the amount payable to the Dealer Managers under Section 5, if the Refinancing is consummated,





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the Company hereby agrees to promptly reimburse the Dealer Managers for all reasonable fees and disbursements of the Dealer Managers' counsel and all the Dealer Managers' reasonable travel and other reasonable out-of-pocket expenses incurred in connection with or arising out of the Offer or the Solicitation.

                 7. Securityholder Lists; Depositary. The Company shall provide you with copies of the Company's records showing the names and addresses of, and principal amounts of 15% Subordinated Notes held by, the holders of 15% Subordinated Notes for purposes of the Offer and the Solicitation and will use its best efforts to cause you to be advised from day to day during the period of the Offer and the Solicitation as to any transfers of 15% Subordinated Notes.

                 The Company shall appoint The Bank of New York to serve as depositary (the "Depositary") in connection with the Offer and the Solicitation and to advise you daily as to such matters as you may reasonably request. Each of the Dealer Managers agrees to use such information as is furnished pursuant to this Section 7 only in connection with the Offer and the Solicitation.

                 8. Sufficient Funds. The Company represents and warrants to you that it has or will have sufficient funds available, and has or will have sufficient authority to use such funds under applicable law, to enable it to pay in accordance with the terms of and subject to the conditions contained in the Offer and the Solicitation and Sections 5 and 6, and the Company hereby agrees to pay promptly the full purchase price and related costs for the 15% Subordinated Notes for which it intends to make offers and will be required to purchase pursuant to the Offer (as more fully described in the Offer to Purchase), any consent fees to be paid to consenting holders of Notes as described in the Offer to Purchase and the fees and expenses payable hereunder.

                 9. Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to you that:

                 (a) Each of the Company and its subsidiaries, whether directly or indirectly owned, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is chartered or





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organized and is duly qualified to transact business and is in good standing in each jurisdiction wherein it owns, leases or operates property or conducts business, excluding such jurisdictions where the failure to so register, qualify or be authorized does not have a material adverse effect on the financial condition or business, properties, net worth or results of operations of the Company and its subsidiaries taken as a whole.

                 (b) All necessary corporate and stockholder action has been duly taken by the Company to authorize the Offer, the Solicitation, the execution, delivery and performance of this Agreement and the Supplemental Indenture, the purchase of 15% Subordinated Notes in connection with the Offer and all other actions contemplated by this Agreement, and no other corporate or stockholder proceedings are necessary to authorize any such actions. This Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject, as to enforcement of legal remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and, as to remedies of specific performance and injunctive and other forms of equitable relief, to equitable defenses or principles and to the discretion of the court before which any proceeding may therefor be brought.

                 (c) Each of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation, the delivery of the Tender Offer and Consent Solicitation Material and the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement does comply and will comply with all applicable requirements of law, including, without limitation, the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder, the various state securities or "blue sky" laws and other applicable regulations of the Securities and Exchange Commission or any other Federal, state, local or foreign governmental or regulatory agency, authority or instrumentality, and no consent, authorization, approval, order, exemption or other action of or filing with any such agency, authority or instrumentality is required in connection with any of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents





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pursuant to the Solicitation, the delivery of the Tender Offer and Consent
Solicitation Material and the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement.

                 (d) None of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation or the execution, delivery and performance of, or the consummation of the transactions contemplated by, this Agreement do or will conflict with, result in a breach or violation of, or constitute a default under, any law or the certificate of incorporation or the Bylaws of the Company or any of its subsidiaries or the terms of any indenture, mortgage, note or other agreement or instrument to which the Company or any such subsidiaries is a party or bound or subject to or to which any of their respective properties or assets is bound or subject to or any judgment, order or decree applicable to the Company or any such subsidiaries of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company or any such subsidiaries.

                 (e) No restraining order has been issued against the Company or proceedings, litigation or investigation initiated or, to the best knowledge of the Company after due inquiry, threatened against the Company (and no development in any pending litigation against the Company has occurred) with respect to any of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation or the execution, delivery and performance of, or the consummation of the transactions contemplated by, this Agreement.

                 (f) The Company is not, nor is it directly or indirectly controlled by, or acting on behalf of any person which is, (i) an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder or (ii) a "holding company" within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder.

                 (g) In connection with each of the Offer and the Solicitation, the Company has complied, and will comply, in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, including, without





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limitation, Sections 10 and 14 of the Exchange Act and Rules 10b-5, 10b-6,
14e-1 and 14e-3 thereunder, and the Tender Offer and Consent Solicitation Material do not contain and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                 (h)  Each of the representations and warranties set forth in
Section 8 and clauses (a) through (g) of this Section 9 will be true and complete on and as of the Commencement Date.

                 10. Opinions of Counsel. The Company agrees that it will furnish to you on the Commencement Date the opinion of Cadwalader, Wickersham & Taft, counsel to the Company, addressed to you and dated the Commencement Date, as set forth in Schedule I.

                 11. Additional Covenants of the Company. The Company will advise you promptly of (i) the occurrence of any event which could cause the Company to withdraw or terminate the Offer or would permit the Company to exercise any right not to purchase the 15% Subordinated Notes tendered pursuant to the Offer, (ii) any proposal or requirement to amend or supplement any Tender Offer and Consent Solicitation Material, (iii) any extension, termination, completion or expiration of the Offer or the Solicitation and (iv) any other information relating to the Offer or the Solicitation which you may from time to time reasonably request.

                 12. Indemnification. The Company agrees to indemnify and hold harmless each Dealer Manager, the directors, officers, employees and agents of each Dealer Manager and each person who controls either Dealer Manager within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage, liability or action, and each such indemnified party shall have no liability to the Company or its parents, owners, creditors or security holders for any loss, claim, damage or liability or other expense, (a) arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any Tender Offer and Consent Solicitation Material, or any





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omission or alleged omission to state in any Tender Offer and Consent
Solicitation Material a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading or (ii) any withdrawal or termination by the Company of, or failure by the Company to make or consummate, either of the Offer or the Solicitation according to its terms or (iii) any breach by the Company of any representation or warranty or failure to comply with any of the agreements contained herein or
(b) otherwise arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with the proposed purchase by the Company of any 15% Subordinated Notes or the Solicitation or your role in connection with either thereof, whether the event allegedly giving rise to such claim shall have occurred prior to the commencement of, during the period of, or subsequent to the consummation of, the Offer or the Solicitation, and, in each case, agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to the extent that any such loss, claim, damage or liability arises out of or is based upon (1) in the case of clause (a)(i), any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Dealer Manager specifically for inclusion therein or (2) in the case of clause (b), that is finally judicially determined to have resulted primarily from your bad faith or gross negligence. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

                 Promptly after receipt by an indemnified party under this
Section 12 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 12, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under the first paragraph of this Section 12 unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the





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indemnification obligation provided in the first paragraph of this Section 12.
The indemnifying party shall be entitled to appoint counsel of the indemnifying party's choice at the indemnifying party's expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ one firm or separate counsel (plus local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded, based on advice of counsel, that there may be legal defenses available to it or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding. No indemnified party, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld) will settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect to which indemnification or contribution may be sought hereunder





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(whether or not such indemnifying party is an actual or potential party to such claim or action) unless such indemnifying party fails, or such indemnified party has reasonable grounds to believe such indemnifying party will fail, to perform or comply with its obligations hereunder, provided that, if such consent shall have been obtained or there is a final judgment against the indemnified party in any such claim, action, suit or proceeding, such indemnified party shall be entitled to indemnification or, if such indemnification is judicially determined to be unavailable, contribution as provided herein.

                 If the indemnity provided for in the foregoing paragraphs of this Section 12 is judicially determined to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then you and the Company, in lieu of the Company's indemnifying such indemnified party, agree that the Company shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and by you from the Offer and the Solicitation or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i), but also the relative fault of the Company and of you in connection with the statements, actions or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations; provided, however, that in no event shall a Dealer Manager's aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by such Dealer Manager pursuant to this Agreement. The relative benefits received by the Company on the one hand and by you on the other shall be deemed to be in the same proportion as (i) the maximum aggregate value of the consideration proposed to be paid by the Company for the purchase of 15% Subordinated Notes pursuant to the Offer and for the receipt of Consents pursuant to the Solicitation bears to (ii) the maximum aggregate fee proposed to be paid to you pursuant to Section 5. The relative fault of the Company on the one hand and of you on the other (i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the





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Company or by you and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company or by you and the parties' relative intent, knowledge, access to information and opportunity to prevent such action or omission.

                 The Company and you agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. For purposes of this Section 12, each person who controls a Dealer Manager and each director, officer, employee and agent of a Dealer Manager shall have the same rights to contribution as such Dealer Manager, subject in each case to the applicable terms and conditions set forth above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

                 13. Ownership of Securities by Smith Barney Inc. The Company hereby acknowledges that certain mutual funds, managed by Smith Barney Mutual Funds Management Inc. and indirectly owned by The Travelers Inc., which also indirectly owns Smith Barney Inc., own approximately 33% of the fully accreted value of the outstanding 15% Subordinated Notes. The parties hereto hereby agree that any solicitation of tenders and consents pursuant to the Offer and the Solicitation from such mutual funds shall be conducted by Salomon Brothers Inc as Dealer Manager.

                 14. Full Force and Effect. The indemnity and contribution agreements contained in Section 12, the fee and expense reimbursement agreements contained in Sections 5 and 6 and the representations, warranties and covenants of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any failure to commence, or the withdrawal, termination or consummation of, the Offer, the Solicitation or the





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Refinancing or the termination or assignment of this Agreement, (ii) any investigation made by or on behalf of any indemnified party, (iii) any termination of your appointment hereunder pursuant to Section 4 or otherwise and (iv) the completion of your services hereunder.

                 15. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).

                 16. Counterparts. This Agreement may be executed in any number of separate counterparts, and all the said counterparts taken together shall be deemed to constitute one and the same instrument.

                 17. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure to the benefit of and be binding upon the Company, you and the other indemnified parties, and each of your and their respective successors and assigns. Nothing in this Agreement is intended, or shall be construed, to give to any other person or entity any right hereunder or by virtue hereof.

                 18. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

                 19. Entire Agreement. (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and replaces in their entirety the engagement letter and related indemnification letter, each dated January 23, 1995, between the Company and you.

                 (b) Nothing in this Agreement shall alter, affect or modify in any way any underwriting or other agreement to be entered between or among the Company and the Dealer





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Managers in connection with Company's issuance of the senior secured notes referred to above.

                 20. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or by facsimile transmission, subsequently confirmed in writing as aforesaid, it to the parties hereto as follows:

                 (a)  If to you:

                      Salomon Brothers Inc
                      Smith Barney Inc.
                      c/o Salomon Brothers Inc
                      Seven World Trade Center
                      New York, NY 10048
                      Attention:  General Counsel
                      Fax:  (212) 783-2274
                      Confirm:  (212) 783-7000

                      with a copy to:

                      Cravath, Swaine & Moore
                      825 Eighth Avenue
                      New York, NY 10019
                      Attention:  John W. White, Esq.
                      Fax:  (212) 474-3700
                      Confirm: (212) 474-1000

                 (b)  If to the Company:

                      Anacomp, Inc.
                      One Buckhead Plaza
                      3060 Peachtree, N.W.
                      Suite 1700
                      Atlanta, GA 30305
                      Attention:  George C. Gaskin
                      Fax:  (404) 262-2667
                      Confirm:  (404) 264-3884

                      with a copy to:

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                      Cadwalader, Wickersham & Taft
                      100 Maiden Lane
                      New York, NY 10038
                      Attention:  Michael Ryan, Esq.
                      Fax:  (212) 504-6666
                      Confirm:  (212) 504-6000

                 21. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 12, and no other person will have any right or obligation hereunder.

                 Please indicate your willingness to act as Dealer Managers on the terms set forth herein and your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement among us.


                                            Very truly yours,

                                            ANACOMP, INC.

                                              by

                                                 -------------------------------
                                                 Name:
                                                 Title:


Accepted as of the date
first set forth above:

SALOMON BROTHERS INC
SMITH BARNEY INC.

  by SALOMON BROTHERS INC


    -----------------------------------------------
    Name:
    Title:

                                                                      EXHIBIT 99

                         CADWALADER, WICKERSHAM & TAFT

                                100 MAIDEN LANE

                             NEW YORK, N.Y.  10038

                            TELEPHONE (212) 504-6000

                                    _______

                                  [LETTERHEAD]



                               February 28, 1995




To Each of the Dealer Managers named on the Signature Pages of the Dealer Manager
   Agreement referred to below:

Gentlemen:

       We have acted as counsel to Anacomp, Inc., an Indiana corporation (the "Company") in connection with the Offer to Purchase and Amended and Restated Consent Solicitation Statement, dated February 28, 1995 (the "Offer to Purchase") and the Dealer Manager Agreement (the "Agreement") dated as of February 28, 1995 by and among the Company and both of you. This opinion is rendered to you pursuant to Section 10 of the Agreement. All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement.

       In our capacity as such counsel, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

       We have also obtained, and have relied upon, to the extent we have deemed necessary, and have assumed, without independent verification, the accuracy of certificates of officers of the Company as to certain factual matters (to the best of our knowledge such certificates are accurate) set forth in the Agreement. In addition, we have obtained and relied upon such certificates and assurances from public officials and other persons as we have deemed necessary.

       We are members of the Bar of the State of New York and do not purport to be experts in, or express any opinion concerning, the laws of any jurisdiction other than the laws of the State of New York, the federal laws of the United States and the General Corporation Law of the State of Delaware.

       We have assumed the due execution and delivery, pursuant to due authorization, by the Dealer Managers of the Agreement:

                                                              (EXHIBIT 99 CONT)
                                      -3-                     February 28, 1995

       On the basis of the foregoing, and subject to the qualifications hereinafter set forth, we are of the opinion that:

       (i) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified to transact business in each jurisdiction wherein it owns, leases or operates property or conducts business, excluding such jurisdictions where the failure to so register, qualify or be authorized does not have a material adverse effect on the financial condition or business, properties, net worth or results of operations of the Company and its subsidiaries taken as a whole.

       (ii) All necessary corporate and shareholder action has been duly taken by the Company to authorize each of the Offer, the Solicitation, the execution, delivery and performance of the Agreement and the Amended and Restated Indenture, the purchase of 15% Subordinated Notes in connection with the Offer and all other actions contemplated by the Agreement, and no other corporate or shareholder proceedings are necessary to authorize any such actions. The Dealer Manager Agreement has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

       (iii) Each of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation, the delivery of the Tender Offer and Consent Solicitation Material and the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Dealer Manager Agreement does comply and will comply, in all material respects, with the Exchange Act and the rules and regulations promulgated thereunder and other applicable regulations of the Securities and Exchange Commission and no consent, authorization, approval, order, exemption or other action of or filing with any Federal, state or local governmental or regulatory agency, authority or instrumentality is required in connection with any of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation, the delivery of the Tender Offer and Consent Solicitation Material and the execution, delivery and performance of, and the consummation of the transactions contemplated by, the Dealer Manager Agreement.

       (iv) None of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation or the execution, delivery and performance of, or the consummation of the transactions contemplated by, the Agreement does or will conflict with, result in a breach or violation of, or constitute a default under, the certificate of incorporation or the Bylaws of the Company or the terms of any indenture, mortgage or note or, to the best of our knowledge, any law or other agreement or instrument to which the Company is a party or bound or subject to or to which any of the Company's properties or assets is bound by or subject to or any judgment, order or decree applicable to the Company of any court, regulatory body, administrative agency, governmental body or arbitrator having jurisdiction over the Company.

       (v) With respect to the discussion that appears under the heading "Certain Federal Income Tax Consequences" in the Offer to Purchase, such discussion does not purport to address all possible Federal Income Tax ramifications of the Offer and the Consent Payments but, with respect to those Federal income tax considerations which are discussed, the discussion is accurate in all material respects.

       (vi) To the best of our knowledge, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any

                                                              (EXHIBIT 99 CONT)
                                      -3-                     February 28, 1995

arbitrator involving the Company or any of its subsidiaries of a character required to be disclosed in any Tender Offer and Consent Solicitation Material which is not adequately disclosed therein, and there is no franchise, contract or other document of a character required to be described in any Tender Offer and Consent Solicitation Material which is not adequately disclosed therein.

       (vii) To the best of our knowledge, no restraining order has been issued or proceeding, litigation or investigation initiated or threatened against the Company (and no development in any pending litigation against the Company has occurred) with respect to any of the Offer, the Solicitation, the purchase of 15% Subordinated Notes pursuant to the Offer, the obtaining of consents pursuant to the Solicitation or the execution, delivery and performance of, or the consummation of the transactions contemplated by, the Agreement.

       (viii) The Company is not, nor is it directly or indirectly controlled by, or, to the best of our knowledge, acting on behalf of any person which is,
(a) an "investment company" within the meaning of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder or (b) a "holding company" within the meaning of, or subject to regulation under, the Public Utility Holding Company Act of 1935 and the rules and regulations promulgated thereunder.

       Although we are not passing upon and do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Tender Offer and Consent Solicitation Material, on the basis of the foregoing (relying as to materiality to a large extent upon participation in conferences with officers and other representatives of the Company, the Dealer Managers and counsel for the Dealer Managers) nothing has come to our attention which causes us to believe that the Tender Offer and Consent Solicitation Materials, as of the date of this opinion, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that we have not been requested to and do not express any comment with respect to the financial statements, projections or schedules or other financial or statistical data contained, or incorporated by reference, in any Tender Offer and Consent Solicitation Material and that the Registration Statement incorporated by reference therein is subject to completion and may be amended from time to time and that we express no comment herein with respect to any such amendments).

        Our opinions expressed herein, with respect to the enforceability of any of the documents and actions to be taken by the Board of Directors generally, are subject to the possible limitation of such enforceability by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally from time to time in effect and by general principles of equity (regardless of whether enforcement is sought in equity or at law) and to the discretion of the court before which any proceeding may therefore be brought.

       Our opinions expressed with respect to the indemnity and contribution provisions contained in any of the documents are subject to the qualification that such provisions may be limited by Federal or State securities laws or public policy considerations.

                                                               (EXHIBIT 99 CONT)

       This opinion is being furnished only to you and your counsel and is solely for your and their benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to for any purpose without our prior written consent.

                                        Very truly yours,

                                        /s/ Cadwalader, Wickerham & Taft
                                        --------------------------------
                                            Cadwalader, Wickerham & Taft